Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 4 to the Registration Statement No. 333-213923 on Form S-4 of our report dated September 13, 2016, with respect to the financial statements of Magellan Petroleum Corporation for the year ended June 30, 2016, which appears in this Registration Statement, which includes an explanatory paragraph regarding the substantial doubt about Magellan Petroleum Corporation’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EKS&H LLLP

EKS&H LLLP

January 10, 2017

Denver, Colorado